UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/01/2007

UMB FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  0-4887

MO	43-0903811
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1010 Grand Blvd, Kansas City, MO 64106
(Address of principal executive offices, including zip code)

(816) 860-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 1, 2007, UMB Financial Corporation (the "Company") entered into an agreement and release (the "Agreement") with Vincent J. Ciavardini, former Vice Chairman of the Company who terminated his employment with the Company on January 11, 2007. The Agreement provides that Mr. Ciavardini will be paid $132,287.17, less any withholdings required to be made by federal, state or local law. The Company will also transfer to Mr. Ciavardini the 2002 Cadillac DeVille DTS automobile that he used for business purposes and is valued at $12,000. Mr. Ciavardini is eligible to receive health care coverage under the Company's health care plan pursuant to the provisions of COBRA, and the Company will pay an amount equal to the employer's portion that is being contributed for other employees for approximately three months plus a 2% COBRA administrative surcharge.

Mr. Ciavardini agrees to release the Company and its affiliates from any claims or matters, whether known or unknown. He also agreed that (i) he shall not disclose or permit the disclosure of any confidential information; (ii) for a period of one year, he shall not directly or indirectly solicit or induce any associate of the Company to terminate his/her employment with the Company; (iii) for a period of 90 days, he shall not directly or indirectly solicit business from, or sell products or services to, any person or entity from whom he solicited business during the preceding 2-year period; and (iv) that for a period of 2 years, he will not directly or indirectly solicit business from, or sell products to, any person or entity who is or was a customer of Company or its subsidiaries within the preceding 2-year period and with whom he had contacts or communication during such 2-year period.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMB FINANCIAL CORP

Date: February 07, 2007	By:	/s/ Michael D. Hagedorn
Michael D. Hagedorn
Chief Financial Officer